UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2005

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal        0-25165   14-1809721
          (State or Other Jurisdiction  (Commission File No.)       (I.R.S. Employer
             of Incorporation)                                                         Identification No.)

302 Main Street, Catskill NY                                                     12414
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On October 28, 2005, Greene County Bancorp, Inc. issued a press release disclosing financial results for the quarter ended September 30, 2005 and 2004. A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits.

Exhibit No.   Description

                99.1    Press release dated October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: November 1, 2005      By: /s/ J. Bruce Whittaker
    J. Bruce Whittaker
    President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) - October 28, 2005-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County, today reported net income for the quarter ended September 30, 2005. Net income for the quarter ended September 30, 2005 amounted to $655,500 or $0.16 per basic and diluted share as compared to $804,500, or $0.20 per basic and $0.19 per diluted share for the quarter ended September 30, 2004, a decrease of $149,000, or 18.5%. Higher noninterest expense, particularly salaries and employee benefits, contributed to the decline in net income when comparing the quarters ended September 30, 2005 and 2004. Several new positions as well as annual compensation increases, and higher retirement and medical insurance costs caused the higher compensation and employee benefits. The new positions included expansion of the business development and marketing staff, as well as a finance manager and several branch personnel. Expenses associated with replacing the Cairo and Coxsackie branches as well as preparing for the conversion of the loan and deposit system were incurred during the quarter ended September 30, 2005, further contributing to the higher noninterest expense.

Net interest income remained consistent at $2.7 million when comparing the quarters ended September 30, 2005 and 2004. Net interest income was affected by net interest rate spread and margin. The Company experienced narrowing spread and margin as predicted, due to the flattening yield curve. Net interest rate spread declined three basis points to 3.84% for the quarter ended September 30, 2005 as compared to 3.87% for the quarter ended September 30, 2004. Net interest margin declined five basis points to 3.93% for the quarter ended September 30, 2005 as compared to 3.98% for the quarter ended September 30, 2004. Interest-earning assets grew by $7.3 million between quarters ended September 30, 2005 and 2004. Growth in average loan balances amounted to $15.4 million and the yield earned on such balances declined by seven basis points when comparing the quarters ended September 30, 2005 and 2004. Growth in loans was partially funded by pay-downs and maturities of investment securities whose average balances declined by $9.5 million and yield declined by 38 basis points.

The provision for loan losses for the quarter ended September 30, 2005 decreased to $30,000 as compared to $44,000 for the quarter ended September 30, 2004. Asset quality continued to be good with the ratio of nonperforming loans to total loans at 0.19% at September 30, 2005 as compared to 0.21% at June 30, 2005 and the level of nonperforming assets as a percentage of total assets at 0.11% at September 30, 2005 as compared to 0.12% at June 30, 2005.

Noninterest income amounted to $802,000 for the quarter ended September 30, 2005 as compared to $684,000 for the quarter ended September 30, 2004, an increase of $118,000 or 17.3%. Service charges on deposit accounts increased $26,000 due to higher levels of insufficient funds charges. The Company continues to grow income from debit cards, E-commerce and services performed through Essex Corp’s “Investors MarketPlace”, an alternative investment resource.

Noninterest expense amounted to $2.6 million for the quarter ended September 30, 2005 as compared to $2.2 million for the quarter ended September 30, 2004, an increase of $0.4 million or 18.2%. As stated earlier, salaries and employee benefits increased $256,000 when comparing quarters ended September 30, 2005 and 2004. In addition to the earlier comments, approximately $23,000 of the increase in salaries was due to more over-time as a result of the training and preparation for the data processing system conversion which occurred over the weekend of October 15, 2005. Retirement expense increased approximately $26,000 primarily as a result of more staff eligible to participate in the plan. Occupancy expense increased approximately $21,000 when comparing the quarters ended September 30, 2005 and 2004 due to higher utility costs and increased depreciation expense associated with the new Cairo branch. Equipment and furniture expense increased $28,000 when comparing the quarters ended September 30, 2005 and 2004 due to new furniture in the Cairo branch and some equipment purchases associated with the data processing system conversion. Other expenses associated with the data processing system conversion caused the increase in miscellaneous other expenses such as training costs, computer supplies and licensing fees, and professional fees.

The effective tax rate amounted to 30.0% for the quarter ended September 30, 2005, compared to 28.6% for the quarter ended September 30, 2004. The effective rate is derived from the expected rate to be paid on income for the entire fiscal year and can be affected by the level of municipal investment holdings and various compensation plans.

Total assets of the Company were $291.0 million at September 30, 2005 as compared to $294.7 million at June 30, 2005, a decrease of $3.7 million, or 1.3%. Investment securities, which primarily include mortgage-backed securities, U.S. government agency, tax-free and corporate securities amounted to $91.6 million at September 30, 2005 as compared to $98.9 million at June 30, 2005, a decrease of $7.3 million or 7.4%. Principal pay-downs amounted to $4.4 million of which $3.8 million were mortgage-backed securities and maturities amounted to $4.5 million of which $3.5 million were corporate securities. Purchases of $2.2 million, primarily tax-free investments, offset the principal pay-downs and maturities between September 30, 2005 and June 30, 2005. Loans grew by $4.2 million and the growth was primarily comprised of $2.4 million in residential mortgages, $1.1 million in home equity loans and $0.5 million in commercial loans.

Shareholders’ equity increased to $32.9 million at September 30, 2005 from $32.8 million at June 30, 2005, as net income of $655,500 was partially offset by dividends paid of $402,000. Accumulated other comprehensive income decreased $145,000 as a result of the mark-to-market of the available-for-sale investment portfolio, net of tax. Other changes in equity were the result of activities associated with the various stock-based compensation plans of the Company including the 2000 Stock Option Plan and ESOP Plan.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its six branch offices located in Catskill, Cairo, Coxsackie, Greenville, Tannersville, and Westerlo and lending services from a loan origination office opened in January 2005 in the city of Hudson in Columbia County, New York. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	For the	For the
	Three Months	Three Months
	Ended	Ended
	Sept. 30, 2005	Sept. 30, 2004

Interest income	$3,635,837	$3,507,417
Interest expense	906,078	811,621
Net interest income	2,729,759	2,695,796
Provision for loan loss	30,000	43,829
Noninterest income	802,195	684,052
Noninterest expense	2,565,374	2,209,499
Income before taxes	936,580	1,126,520
Tax provision	281,100	322,000
Net Income	$655,480	$804,520

Basic EPS	$0.16	$0.20
Weighted average shares outstanding	4,089,291	4,109,854

Diluted EPS	$0.16	$0.19
Weighted average diluted shares outstanding	4,176,192	4,209,180

Dividend [1]	$0.22	$0.21

	For the	For the
	Three Months	Three Months
	Ended	Ended
	Sept. 30, 2005	Sept. 30, 2004

Selected Financial Ratios
Return on average assets	0.89%	1.12%
Return on average equity	8.01%	10.58%
Net interest rate spread	3.84%	3.87%
Net interest margin	3.93%	3.98%
Non-performing assets to total assets	0.11%	0.14%
Non-performing loans to total loans	0.19%	0.20%
Allowance for loan loss to non-performing loans	387.01%	416.61%
Allowance for loan loss to net loans	0.74%	0.83%
Shareholders’ equity to total assets	11.32%	10.88%
Book value per share	$8.07	$7.65
Dividend payout ratio adjusted for MHC Waiver[1]	26.56%	23.63%

All share and per share information has been restated to give effect to the 2-for-1 stock split which was effective on May 31, 2005.

1 Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive dividends.

	As of September 30, 2005	As of June 30, 2005

Assets
Total cash and cash equivalents	$19,118,138	$19,931,206
Investment securities, at fair value	91,565,662	98,851,363
Federal Home Loan Bank stock, at cost	1,784,800	1,784,800

Gross loans receivable	169,873,221	165,690,699
Less: Allowance for loan losses	(1,249,199)	(1,235,999)
Less: Unearned origination fees and costs, net	(139,312)	(163,203)
Net loans receivable	168,484,710	164,291,497

Premises and equipment	8,177,091	7,795,631
Accrued interest receivable	1,524,016	1,572,830
Prepaid expenses and other assets	369,218	452,242
Other real estate owned	---	---
Total Assets	$291,023,635	$294,679,569

Liabilities and shareholders’ equity
Noninterest bearing deposits	$38,866,579	$37,590,756
Interest bearing deposits	210,829,088	215,646,532
Total deposits	249,695,667	253,237,288

FHLB borrowing	7,500,000	7,500,000
Accrued expenses and other liabilities	889,071	1,189,782
Total liabilities	258,084,738	261,927,070
Total shareholders’ equity	32,938,897	32,752,499
Total liabilities and shareholders’ equity	$291,023,635	$294,679,569
Common shares outstanding	4,132,206	4,129,906
Treasury stock, at cost	173,464	175,764

Contact: J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone: 518-943-2600